Exhibit 99.1

2005 Annual Meeting of Shareholders Speech

Slide 1
     Now that we have concluded the formal part of the meeting, I want to provide a brief review of the Company’s performance and our goals going forward.

     As I am sure you are aware, 2004 was a year of major progress for Brush Engineered Materials.

Slide 2
✓ Revenue was up 24% or $95 million

✓ Earnings per share jumped to 85¢, up from a loss of 80¢ per share in 2003

✓ We completed a secondary equity offering of 2.25 million shares and netted $39 million, with the proceeds used to reduce our debt

Let me touch on each of these three items in a little more detail.

Revenue Growth

Slide 3
     The increase in our revenue in 2004 was broad based. An important factor was the recovery of the telecommunications and computer market, but we also saw strong growth in other end-use market segments.
Alloy Products’ revenue grew by $40 million or 25%, Technical Materials Inc. grew $12 million or 28% and Williams
Advanced Materials saw sales increase by $38 million or 30%. International sales (our sales outside of North
America) grew by 32% and now account for 33% of Brush’s total revenue. Asia, especially China, was a big part of our international sales growth.
Slide 4
     The Alloy organization with local sales, marketing and distribution in both Asia and Europe is able to serve our increasingly global customer base.

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For example, we can answer technical questions in Chinese, price in local currency and deliver in 24 hours from a metal service center in Hong Kong and from a new service center opening up this month in Dongguang, China.

Slide 5
     While the rebound in computer and telecom was the biggest single factor in our revenue increase, it is important to note that over a third of our revenue increase came from our new product and market initiatives. We have been aggressively working to expand our revenue base. Many of these efforts are highlighted in the 2004 Annual Report to shareholders, copies are available at the back of the room.

Improved Profitability

Slide 6
     It was essential that with the increased revenue, we also generated a strong return to profitability. I am pleased with the earnings leverage we were able to deliver in 2004. Pretax earnings grew by $29.4 million on the previously mentioned $95 million increase in revenue – a flow through of over 30%. We have stayed focused on holding the rate of overhead growth to well below our sales growth. In 2004, employment grew by only 79 or just 4%. As a result, sales per employee reached a record $260,000. Our lean six sigma programs also continue to make a major contribution to our operating performance. Shown here are some examples out of Alloy Products. As you can see
Slide 7

✓ Inventory turns improved

✓ Productivity up

✓ Yields raised

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✓ Safety performance much better

Slide 8

Restored Balance Sheet

     Strengthening the Company’s balance sheet has remained a top priority. As indicated at the start, we issued equity in 2004 and raised $39 million which was used to reduce debt. Total debt, including off balance sheet leases and precious metal consigned inventory now stands at $86.8 million and our debt to debt plus equity ratio stands at 20%. Debt has been reduced by $120 million since year-end 2000 including $19 million paid down early in the first quarter this year. Of the remaining debt, $30 million is high interest sub-debt that becomes prepayable in December this year and I fully expect we will pay down that debt.

     Recently, we announced an amended facility with our bank group led by Bank One and an expanded precious metal facility with Bank of America. Both of these new agreements give us increased flexibility at a lower cost. The bottom line is we have a dramatically improved balance sheet and our capacity to support attractive growth opportunities.

Slide 9
Goals

     Turning to the goals we have set for ourselves, let me briefly touch on our top three:

1.	Organic Growth

2.	Earnings Leverage

3.	Creating new business opportunities

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Organic Growth

     Our first priority for improving shareholder value is to push for strong organic growth which leverages our existing capacity and product platforms. We still have a large amount of available capacity to support growth, especially in our beryllium-based businesses. Our materials are going into markets which, I believe, will have above average rates of growth (e.g., telecom, aerospace, Oil & Gas). We have a strong global organization, leverageable growth platforms and are investing in new products. As a result, we believe we should be capable of an 8% organic rate of growth over the next few years.

Earnings Leverage

     In 2004, we saw 30% of our revenue increase fall to pretax income. I believe we should continue to see that type of flow through in the coming periods. Interest expense will decline and while other variables such as product mix, metal prices and exchange rate shifts can impact our earnings leverage in the short term, over the longer term we expect to see strong earnings leverage from increased revenue.

Creating New Business Opportunities

     Through new product and market initiatives, as well as selective acquisitions, we expect to create growth opportunities for the Company. In a moment, Dick Hipple will review some examples of our organic growth initiatives.

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First Quarter – 2005

     So how did we do in the first quarter of 2005? Last week on April 28, we announced results for the quarter – and the results I would say were mixed.

Slide 10

     The first quarter of 2005 was the ninth consecutive quarter where revenue was greater than the comparable quarter of the prior year. Sales grew 4% to $130.4 million, the highest quarterly sales since the first quarter of 2001. Net income grew 14%.

Slide 11

     While good, our first quarter performance did not live up to our expectations. Weaker conditions than we expected in our largest markets, telecommunications & computer and automotive electronics, limited our sales growth in the quarter. Our revenue to these markets was down by approximately 8% compared to the prior year. This in turn drove our margins down and led to lower than expected earnings growth.

     Offsetting the weaker conditions in those markets and leading to the 4% growth was improved conditions in our other markets (for example, oil & gas, aerospace, data storage) and good growth from our new products. In the quarter, conditions in the magnetic media, semiconductor and industrial components markets strengthened. And, our new products in both Alloy and WAM continued to gain momentum. This, plus shipments related to NASA’s James Webb space telescope were important positive factors in the quarter.

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Slide 12

     Just as our initiatives to broaden our base helped the first quarter, so did our continued efforts and focus on lowering cost and improving our balance sheet. To that end, we continue to make tangible progress. For example, in the first quarter ...

✓ While sales grew 4%, employment dropped 1%

✓ SG&A as a % of sales dropped to 15.3% compared to 16.5% for all of 2004

✓ Inventory and receivables as a % of sales, continued to decrease

✓ Debt was lowered an additional $19.4 million. As mentioned earlier, debt to debt plus equity now stands at a very respectable 20%

     We intend to maintain our vigilance in these areas and fully expect additional improvements in the coming quarters as well.

Slide 13

     In addition to being negatively affected by product mix, results in the first quarter were also hurt by a non-recurring non-cash charge of $600,000 or $.03 per share related to the prepayment of debt.

     Excluding this item, net income would have grown 30% on a 4% sales increase. In other words, we did see good earnings leverage from the added revenue in spite of mix and margin pressures.

Slide 14

     In summary, while we’re disappointed with the conditions in automotive and computer and telecom and the effect that lower demand from these segments is having on our growth and our margins, we’re pleased with the progress that we’re continuing to make in our other markets, with new products, in our cost structure and with our balance sheet.

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Slide 15

     I would like to now ask Dick Hipple to come up and review some of our growth initiatives we have underway across the Company. However, before Dick comes up, I am pleased to announce that at this morning’s Board of Directors meeting, Dick was promoted to President and Chief Operating Officer of Brush Engineered Materials. Dick joined Brush four years ago and most recently has been President of Alloy Products, where he has done an excellent job in leading the turnaround in Alloy’s performance. I am confident Dick will continue to make a major contribution to the Company. Dick’s promotion has resulted in other moves in the Company. Don Klimkowicz has been named President of Alloy and Glenn Maxwell, our Elmore plant manager and Director of our Alloy Bulk Products Value Stream, succeeds Don as V.P. Operations of Alloy. Congratulations to Dick, Don and Glenn.

Growth Initiatives

Slide 16

     As Gordon mentioned, 1/3 of our sales growth in 2004 was attributed to our initiatives to grow our revenue base.....the ongoing success of these growth initiatives is critical to meeting our targets for increasing earnings and shareholder value.

     There are three major areas of growth that we are building upon: First....new products.....which are unique in the marketplace..... providing enabling and valued technology to our customers. These new products expand our share with existing customers, and provide reach into new growing markets. We are also strengthening our product development

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processes to increase both our speed and success rate of new product introductions.

     Second....ongoing expansion of global reach......bringing unparalleled service to customers in major growth areas of the world where our products are used.

     and Third......increasing revenue base through expanding the breadth of our services....allowing us to broaden our interrelationship and market opportunities with customers.

     We continue to make good progress in all three areas, and I would like to briefly touch upon some recent highlights in each business unit:

Slide 17

WAM’s Physical Vapor Deposition (or PVD) business is growing rapidly with the magnetic media market for disk drives. WAM continues to develop new materials for its sputtering targets that increase the customer’s productivity and product quality. Recent product introductions have expanded WAM’s very strong position in magnetic head devices into the adjacent magnetic disk media device market. WAM’s magnetic PVD media device business has grown by 25% in the 1st quarter of 2005 as compared to 2004. As disk drives continue to evolve into smaller devices with higher capacity, their reach into our everyday lives will continue to accelerate....a great example is Apple’s I-Pod and just around the corner, cell phones. WAM is also using its “total customer service” package to attack the semiconductor market. WAM can uniquely offer sputtering targets, and “after use” services such as precious metal refining, and shield kit cleaning....these

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bundled services are very attractive to many semiconductor producers. The key catalyst for growth is the qualification cycle for the sputtering targets....progress is being made, although slower than anticipated. We are near qualification status with several major semiconductor producers on an international scope. WAM’s semiconductor business has grown by 50% in the 1st quarter of 2005 compared to 2004. We are also actively looking to bolster the breadth of shield kit cleaning services we provide our customers, not only in the semiconductor market, but for all of our PVD markets.

Slide 18

Alloy products has recently introduced several new strip products for the electronic connector market.... Alloy 390, Brush Form 47, and 65....these are targeted at the evolving need for higher strength and higher conductivity materials to handle smaller form factors and higher temperatures. Recent design wins include several cell phone power connector devices and datacom interconnects.

Slide 19

     Alloy is also focused on better balancing its heavy concentration on electronic strip applications, by introducing new products targeted at other industrial markets which are growing rapidly and require high performance materials to address new design challenges. The new and unique Copper/Nickel/Tin ToughMet alloy continues to gain traction in the Aerospace, O&G, and new to Brush, the Heavy Equipment Market, represented by such companies as Caterpillar Tractor, Joy Mining, and Euclid Hitachi.

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     We are now expanding the size range and property set of our ToughMet alloy to increase the application range of the product. ToughMet’s combination of properties...high strength, excellent machinability, high lubricity, non-magnetic, and corrosion resistance are a unique combination of attributes meeting difficult design challenges such as mining equipment reliability, heavy load conditions on the next generation of planes from Boeing and Airbus, Oil and Gas directional drilling equipment, and other challenging sub-sea applications for instrument housings, valve seats, and stems. Our sales of ToughMet products have increased by over 30% in the 1st Quarter of 2005 as compared to 2004.

     Late last year Alloy received code approval for a new welded tube strip product for use in the heat exchanger market....our product, Q-Max Tube, brings the opportunity for increased productivity and lower energy consumption in many industrial applications....our first focus is with utilities and chemical processing plants in condenser applications.....product trials are underway. Q-Max Tube offers great potential in a large market to diversify our base in strip applications. This product is still in its infancy, but there is clear interest from the power generation industry.

Slide 20

TMI has also positioned itself for growth with several new products and markets. A very exciting opportunity is underway with a leading producer of disk drive arms, Hutchinson Technology. In a joint development program, TMI has developed a cladded aluminum and stainless steel product which

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offers a higher speed of response and accuracy. Product introduction is scheduled for the second half of 2005.

     Advancements in TMI’s precious metal selective plating technology is opening doors for growth in the very competitive cellular phone market....TMI has been growing sales in Asia with a cellular phone antenna application. Similar product developments are underway in several other markets such as specialty medical surgical and monitoring devices. New product sales comprised over 12% of TMI’s sales in the 1st quarter of 2005.

Slide 21

     Alloy, WAM, and TMI all continue to expand their geographic reach and customer service....during the last year both Alloy and TMI have increased technical service staffing levels in China having opened a technical marketing office in Shanghai last fall and Alloy is opening a new service center in Dongguang, China this month. TMI is also working very closely with Alloy to leverage Alloy’s strong global sales and distribution presence in Europe and Asia to help sales penetration with many common customers. This tactical execution is the cornerstone to our commitment of thinking globally, and acting locally. In the 1st quarter of 2005 Alloy’s International sales represented 53% of sales, with good growth in both Europe and Asia. WAM is also adding sales and marketing staff in Asia focused on the growing opportunities for the PVD business in both Magnetic media and semiconductor.

Slide 22

     Our Be Products group is also aggressively using new products, such as Aluminum Beryllium to increase participation in evolving weapon systems,

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particularly for optics and avionics. Be products is also examining expanding into a broader area of services to provide structural systems and components through our Electrofusion group.

     As Gordon previously mentioned, our first quarter results were impacted by lower than expected sales and a weaker mix in many of our core historic markets and applications.....we expect to see recovery in these markets going forward, and just as importantly, we are building new engines of growth in all of our businesses and expect to see increasing earnings contributions from our initiatives to broaden our base.....these are very exciting times at Brush Engineered Materials.....our organizations are focused and energized on growing the company.

Conclusion

     I would again like to acknowledge and thank our Board of Directors. They are active, engaged, independent and committed to high standards of financial performance and sound corporate governance. They take their roles seriously and have provided strong counsel throughout this past year. I would also like to mention the passing of Dave Hoag, who had served as a director since 1999. Dave was a great example of what a director should be – he cared about the Company, focused on the right issues and made a real difference. Speaking for the Board and management, he is missed. I would also like to thank and recognize my colleagues at Brush who are here today.

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John D. Grampa	CFO and Vice President Finance
Dan Skoch	Sr. Vice President, Administration
Dick Hipple	President and COO
Don Klimkowicz	President, Alloy Products
Mike Hasychak	Vice President, Treasurer and Secretary
Jim Marrotte	Vice President, Controller
John Pallam	Vice President, General Counsel
Glenn Maxwell	Vice President, Operations
Pat Carpenter	Director, Corporate Communications
Gary Schiavoni	Assistant Treasurer and Secretary
Sue MacDonald	Director, Treasury Operations
Dennis Habrat	Director, Occupational Health Affairs
Marc Kolanz	Vice President, Environmental H&S
David Deubner	Vice President, Occupational and Environmental Medicine
Rich Chesnik	Vice President, Human Resources

     I thank you and my Brush colleagues around the globe for your tireless efforts in making the Company better and stronger.

Summary

     As I have outlined. We remain optimistic of continued revenue growth and improved profitability. We had an excellent year in 2004, but more remains to be done in order to meet our goals. The management team at

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Brush is encouraged, energized and fully expects to be successful. We remain committed to and focused on maximizing shareholder value.

Thank you for your attention. We appreciate your support and confidence in Brush Engineered Materials.
At this time, I would like to ask if there are any questions?

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Brush Engineered Materials Inc. Annual Meeting of Shareholders May 3, 2005

2004 Highlights Revenue up $95 million or 24% Earnings per share 85 cents Equity offering raised $39 million

Revenue Rebounded to $495 Million in 2004

600
500
400
300
200
100
0
$ in millions
2000
2001
2002
2003
2004

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Revenue Rebounded to $495 Million in 2004

Brush has a Global Sales and Distribution Network Operations in the U.S. and seven foreign countries Significant recent expansion to China and Taiwan International sales are 33% and growing ?-------------- Asia / Pacific ------------? ? ---------------- Europe -------------- ? ? - Exports from USA -? Germany UK Japan Taiwan Hong Kong Philippines Singapore

New Product and Market Share Growth was 36% of 2004 Sales Growth New Product Sales & Market 2003 2004 Growth Share Gain Metal Systems $239.4 $296.0 $56.6 $21.2 Alloy 162.3 202.9 40.6 10.5 Beryllium Products 35.2 39.5 4.3 7.7 TMI 41.9 53.6 11.7 3.0 Microelectronics $157.3 $195.6 $38.3 $13.0 WAM 127.8 165.7 37.9 12.0 Electronic Products 29.5 29.9 0.4 1.0 Other $4.3 $4.7 $0.4 $0.0 TOTAL $401.0 $496.3 $95.3 $34.2

Sales Growth
(in millions)
$100
$75
$50
$25
$0
$28.2
$95.3
03
04
Pre-tax
Earnings Growth
(in millions)
$30
$20
$10
$0
$13.2
$29.4
03
04

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30% of the Sales Growth in 2004 Flowed to the Bottom Line

Lean Manufacturing and Six Sigma initiatives enabled Brush's Alloy Products business to improve operational efficiency and reduce costs in 2004 Improved distribution inventory turns 29% Improved manufacturing inventory turns 16% Raised yields 7% Shipped 13% more pounds per manufacturing employee Reduced mill distribution operating cost by 3% Reduced strip rework by 28% Reduced unplanned equipment downtime 45% Improved safety performance by 40%

A Significant Reduction in Debt has Occurred ($ in millions) 2000 2004 Q-1 2005 Balance Sheet Debt & AEP Lease 128.4 $ 72.5 $ 53.1 $ Other Key Off-balance Sheet Leases 17.9 13.1 12.8 Off-balance Sheet Inventory Financing 59.6 17.2 20.4 Total 205.9 $ 102.8 $ 86.3 $ Debt to Debt Plus Equity 36% 26% 20%

Goals Organic Growth Earnings Leverage Create New Business Opportunities

First Quarter 2005 Ninth consecutive quarter of sales growth Sales up 4% to $130 million Net income up 14% Good, but not up to our expectations

First Quarter 2005 Weaker conditions in computer and telecommunications and in automotive limited our growth Down approximately 8% vs. prior year Hurt margins Led to lower earnings growth Offsetting this was strong performance in other areas leading to 4% growth Magnetic media, semiconductor and industrial components New products Webb telescope

First Quarter 2005 Continued efforts and focus on our key initiatives led to additional improvement Broaden our base Lower cost Strengthen our balance sheet Tangible progress visible ... Employment down 1% SG&A % down 1.2 pts Working capital down 1.3 pts Debt down an additional $19.4 million Debt to debt plus equity at 20% New precious metal credit facility

First Quarter 2005 Results affected by non-cash, non-recurring charge related to prepayment of debt $.6 million $.03 per share Excluding this, net income would have grown 30%

First Quarter 2005 In summary ... Disappointed with conditions in automotive and computer and telecom Very pleased with progress of new products Encouraged by conditions in other markets Confident about progress in costs and with our balance sheet

Growth Initiatives

Brush Engineered Materials .... Focus on Growth New products ... new markets Expansion of global reach Broaden level of customer service

WAM Magnetic head and media ... up 25% in first quarter Semiconductor ... up 50% in first quarter

Alloy Products New high strength and high conductivity alloys

Alloy Products Toughmet(r) ...new markets ... new applications ... sales up 30% in first quarter 2005

TMI 12% of sales are new products

Think globally ... act locally New Alloy Service Center in Dongguang Increasing Asian Sales and Marketing resources ... Alloy, TMI, and WAM Alloy sales were 53% international in first quarter 2005

Be Products Expanding application reach with AlBeMet(r) Avionics and optics systems Broaden into systems supplier